Exhibit 10.1

THIRD AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE
THIS THIRD AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE (the “Third Amendment”) is entered into this 26th day of April, 2022, by and between COLUMBIA NEVADA PARADISE INDUSTRIAL, LLC, a Delaware limited liability company (the “Landlord”) and TRANSACT TECHNOLOGIES INCORPORATED, a Delaware corporation (“Tenant”).
WITNESSETH
A.          Landlord (as successor-in-interest to The Realty Associates Fund IX, L.P., in turn successor-in-interest to  CIP Hughes Center LLC, in turn successor-in-interest to Las Vegas Airport Properties LLC) and Tenant are parties to that certain Industrial Real Estate Lease dated December 12, 2004, as amended by that First Amendment to Lease dated August 31, 2009, and that Second Amendment to Lease dated June 30, 2015 (collectively, as amended, the “Lease”), pursuant to which Tenant leased from Landlord approximately 19,575 rentable square feet known as Suites C and D (the “Premises”) in the building located at 6700 Paradise Road, Las Vegas, Nevada, as more particularly described in the Lease.  Any and all capitalized terms not specifically defined in this Third Amendment shall have the definitions set forth in the Lease.

B.          Landlord and Tenant now desire to further amend the Lease in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, which are true and correct and are incorporated herein by reference, and for the mutual terms and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.          Term.  The Lease Term is hereby extended by thirty-seven (37) months commencing on November 1, 2022 and expiring on November 30, 2025.  Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no further right to extend the Lease Term.

2.          Base Rent.  Effective as of November 1, 2022, Tenant shall pay to Landlord, at the times and in the manner set forth in the Lease, Base Rent in the following amounts:

Period	Monthly Base Rent
November 1, 2022 – November 30, 2022	$0.00*
December 1, 2022 – October 31, 2023	$24,468.75
November 1, 2023 – October 31, 2024	$25,325.16
November 1, 2024 – October 31, 2025	$26,211.54
November 1, 2025 – November 30, 2025	$27,128.94

* Notwithstanding that Tenant shall not be obligated to pay Base Rent during the period commencing on November 1, 2022 and expiring on November 30, 2022 (the “Rent Abatement”), during such period Tenant shall remain obligated to pay all Additional Rent due under the Lease.  In the event of any default by Tenant under the Lease after the date hereof (following any required notice to Tenant and following the expiration of any applicable cure period), Tenant shall be obligated to immediately repay the Rent Abatement to Landlord, which Rent Abatement equals $24,468.75.

3.          Tenant’s Work.

(a)          If Tenant desires to perform any work in the Premises, Tenant shall, at Tenant’s sole cost and expense, submit to Landlord for Landlord’s written approval, detailed construction and working drawings of the work to be performed by Tenant to the Premises (collectively, the “Tenant’s Work”), which drawings shall be to the extent and nature required by the municipality in order to obtain a building permit (or, if no permit is required, such drawings and/or plans shall contain such detail as is reasonably necessary for Landlord’s consent therefor).  Tenant may not commence Tenant’s Work unless and until Landlord has approved such plans in writing (which approval shall not be unreasonably withheld, conditioned or delayed), and Tenant obtains all necessary permits and approvals therefor.  Tenant shall perform all of the Tenant’s Work in a good and workmanlike manner, employing materials of good quality and in compliance with all applicable permits and authorizations and building and zoning laws and with all other applicable laws, ordinances, orders, rules, regulations and requirements of all federal, state, county and municipal governments, departments, commissions, boards and offices, and in compliance with the terms and conditions of the Lease.  Furthermore, Tenant agrees that upon completion of the Tenant’s Work, Tenant shall furnish Landlord with releases of lien(s) from all contractors and materialmen having performed work or supplied material within the Premises, in a form reasonably approved by Landlord.  All contractors performing Tenant’s Work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)          Provided that Tenant is not in default in the performance of any of its obligations under the Lease (as amended hereby), Landlord shall provide Tenant with a construction allowance (the “Tenant Improvement Allowance”) of up to $156,600.00 (based upon a rate of Eight Dollars ($8.00) per rentable square foot of the Premises), which shall be used to reimburse Tenant for Tenant’s Costs (hereinafter defined) for the Tenant’s Work, which work must be actual cosmetic work, remodeling, or improvements to the Premises.  “Tenant’s Costs” shall mean Tenant’s out-of-pocket contract or purchase price(s) for materials, components, labor and services for the Tenant’s Work, including any architectural and engineering fees, but excluding any costs for furniture, fixtures, or equipment.  Prior to payment of the Tenant Improvement Allowance, the total amount of Tenant’s Costs shall be subject to examination by Landlord, and Tenant shall provide Landlord with copies of all invoices and other backup documentation reasonably requested by Landlord relative thereto.  The Tenant Improvement Allowance shall be payable within thirty (30) days after the latest to occur of the following:  (i) Tenant has completed Tenant’s Work; (ii) Tenant has submitted to Landlord paid invoices from the contractors and subcontractors performing the work and such other supporting documentation as Landlord may reasonably require; and (iii) Tenant has delivered to Landlord releases of lien(s), in a form reasonably approved by Landlord, from all contractors, subcontractors and materialmen having performed work or supplied material in connection with Tenant’s Work.  If Tenant is in default of any of its obligations under the Lease at the time the Tenant Improvement Allowance would otherwise be due to Tenant hereunder, and Tenant subsequently cures such default, then Landlord shall pay to Tenant the portion of the Tenant Improvement Allowance requested by Tenant within thirty (30) days after such cure, so long as the same occurs within twelve (12) months after the date hereof as required by this Section.   In the event Tenant fails to utilize the entire Tenant Improvement Allowance, Tenant shall be entitled to credit up to Thirty-Nine Thousand One Hundred Fifty Dollars ($39,150.00) (based upon a rate of Two Dollars ($2.00) per rentable square foot of the Premises) of such excess portion of the Tenant Improvement Allowance against the Base Rent due under the Lease.  In the event Tenant’s Costs for the Tenant’s Work exceed the amount of the Tenant Improvement Allowance, Tenant shall be solely responsible for such excess costs.  All requests for the Tenant Improvement Allowance (and the satisfaction of the foregoing conditions) shall be made no later than the date that is twelve (12) months after the date hereof, or the same shall be forfeited by Tenant.  Lincoln Property Company Commercial, Inc. shall be entitled to receive a construction supervision fee equal to Landlord’s out-of-pocket expenses incurred in connection therewith, not to exceed five percent (5%) of Tenant’s Costs, which construction supervision fee shall be paid for from the Tenant Improvement Allowance.

4.          Brokers.  Landlord and Tenant each represent and warrant that they have had no dealings with any agents or brokers in connection with the negotiation or execution of this Third Amendment, except for CBRE, Inc. (whose commission shall be paid by Landlord pursuant to separate agreement), and Landlord and Tenant each agree to indemnify the other against all claims, reasonable attorneys’ fees, and other liability for commissions or other compensation arising out of a breach of such representations.

5.          OFAC.  Tenant is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Person s Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Tenant shall, within five (5) days after Landlord’s request, provide such information as Landlord may require to verify the foregoing representations or as may be required in order to enable Landlord to comply with any reporting requirements or applicable laws pertaining to the foregoing representations.

6.          Miscellaneous.  This Third Amendment shall be: (a) governed by the laws of the State of Nevada, and (b) binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

7.          Entire Agreement. This Third Amendment represents the entire understanding of the parties with respect to the subject matter hereof, and the Lease may not be amended further except in writing executed by the parties to be bound thereby.  Unless expressly modified herein, the terms and conditions of the Lease shall remain in full force and effect, and the parties hereby confirm and ratify the same.

-SIGNATURE PAGE TO FOLLOW-

IN WITNESS WHEREOF, the parties have executed this Third Amendment on the date first written above.
LANDLORD:
COLUMBIA NEVADA PARADISE INDUSTRIAL, LLC, a Delaware limited liability company
By:          Columbia Industrial Properties, LLC,
its sole member
By:          Lincoln Industrial Manager, LLC,
its manager
By:          Lincoln Advisory Group, Ltd.,
its manager
By:          Lincoln GP Advisory Group, Inc.,
its sole general partner
By:    /s/ Gary F. Kobus
Gary F. Kobus, President

TENANT:
TRANSACT TECHNOLOGIES
INCORPORATED, a Delaware corporation

By:    /s/ Bart C. Shuldman
Name:     Bart C. Shuldman
Title:     CEO